As filed with the Securities and Exchange Commission on September 30, 1999

                                    Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ________________
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                _______________
                           UNION PACIFIC CORPORATION
            (Exact name of registrant as specified in its charter)


                Utah                                    13-2626465
     (State or other jurisdiction of       (I.R.S. Employer Identification No.)
     incorporation or organization)

          1416 Dodge Street
          Omaha, NE                                    68179
     (Address of Principal Executive Offices)        (Zip Code)

                  Executive Stock Purchase Incentive Plan of
                           Union Pacific Corporation
                             (Full title of plan)

                              CARL W. VON BERNUTH
                   Senior Vice President and General Counsel
                           UNION PACIFIC CORPORATION
                               1416 Dodge Street
                                Omaha, NE 68179
                                (402) 271-5777
(Name, address and telephone number, including area code, of agent for service)


                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
Title of securities        Amount to be         Proposed maximum          Proposed maximum            Amount of
 to be registered           registered           offering price          aggregate offering       registration fee
                                                    per share                price (1)
----------------------------------------------------------------------------------------------------------------------
Common Stock
Par Value                  1,100,000            $49.0625                 $53,968,750.00           $15,003.25
$2.50 Per Share
=====================================================================================================================

(1) Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for purposes of calculating the registration fee based upon the average of the high and low sales price of Common Stock on September 27, 1999.


PAGE 1 OF 21 PAGES; INDEX TO EXHIBITS IS ON PAGE 8

                                    PART I
             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*
          ----------------

Item 2.   Registrant Information and Employee Plan Annual Information.*
          -----------------------------------------------------------

     *Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8. The document(s) containing such information will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.
          ---------------------------------------

     The following documents, which have been filed previously by Union
Pacific Corporation ("the Company") with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in this Registration Statement and made a part hereof:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

     (c) The description of the Common Stock of the Company, par value $2.50 per share, that is contained in the Company's Registration Statement filed under the Exchange Act under File No. 1-6075, including all amendments or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

     For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The financial statements incorporated by reference in this Registration Statement from the Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Item 4.   Description of Securities.
          -------------------------

     Not applicable.


Item 5.   Interests of Named Experts and Counsel.
          --------------------------------------

     An opinion stating that the securities registered hereunder, when issued in accordance with the provisions of the Plan, will be valid and binding obligations of the Company has been rendered to the Company on September 30, 1999 by Ellen J. Curnes, Senior Corporate Counsel of the Company. Ms. Curnes is the beneficial owner of options to purchase 1,000 shares of the Company's Common Stock.


Item 6.   Indemnification of Directors and Officers.
          -----------------------------------------

     The Company is a Utah corporation. Section 16-10a-901 et seq. of the Revised Business Corporation Act of Utah grants to a corporation the power and in certain cases requires corporations to indemnify a person made a party to a lawsuit or other proceeding because such person is or was a director or officer. A corporation is further empowered to purchase insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such capacity. The Company's By-Laws provide for mandatory indemnification of its directors, officers and employees in certain circumstances. The Company maintains insurance on behalf of directors and officers against liability asserted against them arising out of their status as such.

     The Company's Articles of Incorporation eliminate in certain circumstances the personal liability of directors of the Company for monetary damages for a breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director for (i) the amount of a financial benefit received by a director to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, (iii) a violation of Section 16-10a-842 of the Revised Business Corporation Act of Utah (relating to the liability of directors for unlawful distributions) or (iv) an intentional violation of criminal law.

Item 7.   Exemption from Registration Claimed.
          -----------------------------------

     Not applicable.


Item 8.   Exhibits.
          ---------

     The exhibits filed as part of this Registration Statement are as follows:


Exhibit Number            Exhibit
--------------            -------

     5         -  Opinion of Ellen J. Curnes

     23.1      -  Consent of Deloitte & Touche LLP

     23.2      -  Consent of Ellen J. Curnes (included in Exhibit 5 above)

     24        -  Powers of Attorney

Item 9.   Undertakings.
          ------------

     (a)  The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska on this 30th day of September, 1999.


                              UNION PACIFIC CORPORATION


                              By: /s/ Carl W. von Bernuth
                                  -----------------------
                                  Carl W. von Bernuth
                                  Senior Vice President,
                                   General Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on this 30th day of September, 1999, by the following persons in the capacities indicated.


          Signature                              Title
          ---------                              -----


 /s/ Richard K. Davidson         Chairman of the Board, President, Chief
-------------------------            Executive Officer and Director
     (Richard K. Davidson)            (Principal Executive Officer)



 /s/ Gary M. Stuart              Executive Vice President - Finance
-------------------------           (Principal Financial Officer)
     (Gary M. Stuart)


 /s/ James R. Young              Senior Vice President - Finance and Controller
-------------------------              (Principal Accounting Officer)
     (James R. Young)

Philip F. Anschutz        Director )
Robert P. Bauman          Director )     By: /s/ Thomas E. Whitaker
Richard B. Cheney         Director )        ------------------------
E. Virgil Conway          Director )        (Thomas E. Whitaker
Thomas J. Donohue         Director )        ------------------------
Ivor J. Evans             Director )        as Attorney-in-Fact)
Elbridge T. Gerry, Jr.    Director )
William H. Gray, III      Director )
Judith Richards Hope      Director )
Richard J. Mahoney        Director )
Richard D. Simmons        Director )

                               INDEX TO EXHIBITS


Exhibit
Number                      Exhibit
------                      -------


  5            -    Opinion of Ellen J. Curnes


  23.1         -    Consent of Deloitte & Touche LLP


  23.2         -    Consent of Ellen J. Curnes (included in Exhibit 5 above)


  24           -    Powers of Attorney